UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

INDEPENDENT BANK CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beginning on May 8, 2013, Independent Bank Corp. provided the following letter to certain shareholders:

May 8, 2013

Re:	Supplemental Information for May 16, 2013 Annual Shareholders Meeting
Vote FOR Proposal 3 - Advisory Vote on Executive Compensation ("Say-on-Pay")

Dear Fellow Independent Bank Corp. Shareholder:

Please consider the following supplemental information, in addition to the information already provided in the third paragraph on page 26 of our Proxy Statement, and vote FOR Say-on-Pay as unanimously recommended by our Board of Directors:

Last fall the Independent Bank Corp. compensation committee unanimously voted to offer to repurchase stock options which were scheduled to expire in December 2012 for a price of $1 per underlying share. The compensation committee awarded the stock options in question in December 2005 at a strike price of $28.895 per share.

On October 18, 2012 the compensation committee met to discuss the expiring stock options which involved, in the aggregate, options to acquire 139,542 shares of common stock held by 20 different individuals. Most of the option holders were employees who were not executive officers of the company. When the compensation committee met:

•	The closing price of our company's common stock during the prior 30 day period had generally been in the range of $30 to $31 dollars per share and had dropped slightly below $30 on only two days;

•	There was thus an approximate $1 to $2 difference between recent market prices for our company's common stock and the $28.895 strike price of the expiring options;

•	The intrinsic value of the expiring options, calculated using the Black-Scholes model, was $1.06 per share;

•	The insider trading window established by the company's policy to prevent insider trading was soon to open; and,

•
The company's acquisition of Central Bancorp, Inc. was anticipated to close in the near future, which meant that the exchange ratio for the 60% stock consideration component of the acquisition would, as per the merger agreement, soon be established based upon a trailing volume weighted average price of our company's common stock.

In that context the compensation committee considered:

•	Shareholder dilution if the expiring options were exercised;

•	Recent trading volume and market prices of our common stock;

•	The value of the expiring options to the individuals that held them;

•
The fact that individuals, due to the imminent expiration of the stock options, had to decide in the near future whether to exercise and, potentially, to sell within the upcoming insider trading window to realize the value associated with the options; and,

•	The anticipated establishment of the exchange ratio for the stock consideration component of the Central acquisition based upon a trailing volume weighted average price of the company's common stock.

After careful discussion of these factors, the compensation committee unanimously voted to make the repurchase offer to all holders of the expiring options to provide those individuals with a financial incentive, based upon the approximate difference between recent market prices for our company's common stock and the strike price, to surrender their expiring options. The compensation committee imposed a Monday, October 22, 2012 deadline to accept the repurchase offer. The repurchase offer had its intended effect, because 19 of the 20 option holders ultimately accepted the offer, which resulted in the cancellation of options to acquire 134,542 shares and the company recording a $40,717 compensation expense.

The compensation committee did not reprice the expiring options. Instead, the compensation committee offered all 20 option holders the opportunity to realize the perceived current value associated with the expiring stock options through a sale to the company at a repurchase price based on the approximate spread between the exercise price of the options and the market value of the underlying shares. The compensation committee determined unanimously that it was in the best interests of our shareholders to make the repurchase offer in order to avoid the shareholder dilution and other potential complications described above that may have resulted if the expiring options were instead exercised and sold during the insider trading window.

Using the information in our proxy statement, this supplemental information, and other public disclosures, we ask that you vote FOR the approval of our executive compensation program at the annual meeting to be held on May 16, 2013.

Even if you have already voted, you can change your vote at any time before the 2013 Annual Shareholder Meeting as described in more detail in our Proxy Statement.  If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitation agent, Georgeson, Inc., Toll Free at 866-482-4931.
Your vote is important to us. We appreciate, and thank you, for your support.

Yours truly,

Benjamin A. Gilmore, II
Compensation Committee Chairman